EXHIBIT 24(a)

                           LAWYERS OPINION AND CONSENT

We have acted as counsel to Innodata Corporation, a Delaware corporation (the "Company") in connection with the registration by the Company of 300,000 shares of its common stock, $.01 par value (the "Shares") which are issuable under the Company's 1998 Stock Option Plan (the "Plan"). All of the Shares are the subject of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"). As counsel to the Company we have examined and relied upon the original or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary in order to render the following opinion.

Based upon the foregoing, we are of the opinion that the Shares to be issued by the Company pursuant to the Plan and Options are duly authorized and, when issued and paid for in accordance with the Plan as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

We are aware that we are referred to under the caption "Legal Matters" in the Reoffer Prospectus included in the Registration Statement and we hereby consent to such reference to us and to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, however, we do not hereby imply or admit that we are within the category of persons whose consent is required under Section 7 of the Act or under the General Rules and Regulations of the Securities and Exchange Commission adopted thereunder.


Oscar  D.  Folger
Law  Offices  of  Oscar  D.  Folger
New  York,  New  York
June  29,  1999